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                                                                 Exhibit 23





                            [LETTERHEAD OF KPMG LLP]



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
R.G. Barry Corporation


We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-81820, 33-83252, 333-06875 and
333-28671 on Forms S-8 and S-3 of R.G. Barry Corporation of our reports dated February 12, 1999, relating to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of January 2, 1999 and January 3, 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended January 2, 1999, which reports appear in the 1998 annual report on Form 10-K of R.G. Barry Corporation.


/s/ KPMG LLP



Columbus, Ohio
March 30, 1999